FS-4: Powergen plc Consolidated Financial Statements As of September 30, 2001

FINANCIAL INFORMATION
Consolidated Profit and Loss Account
(unaudited)

                                                                                                  ---------------------------
                                                                                         Nine     |                         |
                                            Nine months ended 30 September 2001        months     |      Three months ended |
                                                                                        ended     |                         |
-----------------------------------------------------------------------------------------------------------------------------
                                           Before      Exceptional         Total            1     |        30             1 |
                                      exceptional            items                    October     | September       October |
                                            items         (note 2)                       2000     |      2001          2000 |
                                         (pound)m         (pound)m      (pound)m     (pound)m     |  (pound)m      (pound)m |
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  |                         |
Turnover                                    4,790                -         4,790        3,113     |     1,375           928 |
                                                                                                  |                         |
Group's share of associates' and                                                                  |                         |
joint ventures' turnover                    (560)                -         (560)        (199)     |     (139)          (64) |
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  |                         |
Group turnover - continuing                                                                       |                         |
activities                                 4,230                -         4,230        2,914      |    1,236           864  |
                                                                                                  |                         |
Operating costs                           (3,787)            (201)       (3,988)      (2,580)     |   (1,106)         (757) |
                                                                                                  |                         |
Other operating income                         70                -            70          102     |        11             3 |
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  |                         |
Group operating profit/(loss) -                                                                   |                         |
continuing activities                         513            (201)           312          436     |       141           110 |
                                                                                                  |                         |
Group's share of associates' and                                                                  |                         |
joint ventures' operating profit               81                -            81           48     |        19            14 |
                                                                                                  |                         |
Profits less losses on disposal of                                                                |                         |
fixed assets and investments                    -               79            79            -     |        11             - |
                                                                                                  |                         |
Profits less losses on disposal of                                                                |                         |
businesses                                      -               31            31            -     |         -             - |
                                                                                                  |                         |
Net interest payable                                                                              |                         |
                                                                                                  |                         |
 -   Group                                   (274)               -          (274)        (135)    |       (85)         (43) |
 -   Associates and joint                                                                         |                         |
     ventures                                 (51)               -           (51)         (37)    |        (8)         (10) |
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  |                         |
Profit/(Loss) on ordinary                                                                         |                         |
activities before taxation                    269             (91)           178          312     |        78            71 |
                                                                                                  |                         |
Tax on profit/(loss) on ordinary                                                                  |                         |
activities                                   (30)               38             8         (50)     |      (13)          (12) |
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  |                         |
Profit/(Loss) on ordinary                                                                         |                         |
activities after taxation                     239             (53)           186          262     |        65            59 |
                                                                                                  |                         |
Minority interest                            (14)                -          (14)         (10)     |       (5)           (2) |
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  |                         |
Profit/(Loss) attributable to                                                                     |                         |
shareholders                                  225             (53)           172          252     |        60            57 |
                                                                                                  |                         |
                                                                                                  |                         |
Dividends                                                                  (180)         (70)     |      (60)             - |
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  |                         |
Retained (loss)/profit for the                                                                    |                         |
period                                                                       (8)          182     |         -            57 |
                                                                        ---------    ---------    ------------    -----------
                                                                                                  |                         |
                                                                                                  |                         |
Earnings per ordinary share                                                26.4p        38.7p     |      9.2p          8.8p |
                                                                                                  |                         |
Earnings per ordinary share                                                                       |                         |
(excluding goodwill amortisation                                           50.7p        50.4p     |     14.5p         12.4p |
and exceptional items)                                                                            |                         |
                                                                                                  |                         |
Diluted earnings per ordinary share                                        26.1p        38.5p     |      9.1p          8.6p |
                                                                                                  |                         |
Dividends per ordinary share                                               27.6p        10.8p     |      9.2p             - |
                                                                                                  ---------------------------


Statement of Total Recognised Gains and Losses
(unaudited)


                                                               Nine months ended                 Three months ended
                                                 --------------------------------    -------------------------------
                                                   30 September        1 October       30 September       1 October
                                                           2001             2000               2001            2000
                                                       (pound)m         (pound)m           (pound)m        (pound)m
--------------------------------------------------------------------------------------------------------------------
Profit attributable to shareholders                         172              252                 60              57

Currency translation differences on foreign
currency net investments                                     22                5               (26)               -
--------------------------------------------------------------------------------------------------------------------
Total recognised gains for the period                       194              257                 34              57
                                                 ---------------    -------------    ---------------     -----------

Consolidated Balance Sheet
as at 30 September 2001 (unaudited)

                                                                          At               At              At
                                                                30 September        1 October     31 December
                                                                        2001             2000            2000
                                                                    (pound)m         (pound)m        (pound)m
--------------------------------------------------------------------------------------------------------------

Fixed assets

Goodwill                                                               2,532            1,252           2,627

Tangible assets                                                        5,817            3,254           5,964

Investments                                                              411              527             600
--------------------------------------------------------------------------------------------------------------

                                                                       8,760            5,033           9,191
--------------------------------------------------------------------------------------------------------------

Current assets

Stocks                                                                   257              120             258

Debtors: amounts falling due                                             117               41             125
after more than one year
                                                                --------------    -------------   -------------
                                                                |            |    |           |   |           |
Debtors: amounts falling due within one year                    |        956 |    |       599 |   |     1,061 |
                                                                |            |    |           |   |           |
Less: securitisation of trade debtors                           |      (175) |    |         - |   |     (152) |
                                                                --------------    -------------   -------------

Net debtors falling due within one year                                  781              599             909

Cash and short-term deposits                                             103              364             609
--------------------------------------------------------------------------------------------------------------

                                                                       1,258            1,124           1,901

Creditors: amounts falling due
within one year

Loans and overdrafts                                                 (1,774)             (35)         (2,303)

Trade and other creditors                                            (1,300)            (971)         (1,574)
--------------------------------------------------------------------------------------------------------------

Net current (liabilities)/assets                                     (1,816)              118         (1,976)
--------------------------------------------------------------------------------------------------------------

Total assets less current liabilities                                  6,944            5,151           7,215

Creditors: amounts falling due
after more than one year

Long-term loans                                                      (3,408)          (2,264)         (3,628)

Other creditors                                                        (467)            (377)           (477)

Provisions for liabilities and charges                                 (673)            (276)           (731)

Deferred tax                                                            (64)             (47)            (93)
--------------------------------------------------------------------------------------------------------------

Net assets                                                             2,332            2,187           2,286
                                                                -------------     ------------    ------------

Capital and reserves

Called-up share capital                                                  327              326             326

Share premium account                                                     19                9               9

Other reserves                                                           656              656             656

Revaluation reserve                                                       23               24              23

Profit and loss account                                                1,101            1,097           1,072
--------------------------------------------------------------------------------------------------------------

Shareholders' funds (including non-equity                              2,126            2,112           2,086
shareholders' funds)

Minority interests (including non-equity)                                206               75             200
--------------------------------------------------------------------------------------------------------------

                                                                       2,332            2,187           2,286
                                                                -------------     ------------    ------------

Consolidated Cash Flow Statement
(unaudited)

                                                                Nine months ended                  Three months ended
                                                 ---------------------------------    --------------------------------
                                                   30 September         1 October      30 September         1 October
                                                           2001              2000              2001              2000
                                                       (pound)m          (pound)m          (pound)m          (pound)m
----------------------------------------------------------------------------------------------------------------------
Cash flow from operating activities                         569               556               169               115
----------------------------------------------------------------------------------------------------------------------
Dividends from associated undertakings                        4                 1                 -                 1
----------------------------------------------------------------------------------------------------------------------
Returns on investments and servicing of finance

Interest received                                            18                55                 3                12

Exceptional interest paid                                     -              (32)                 -               (9)

Interest paid                                             (296)             (153)              (85)              (35)

Non-equity dividends paid                                   (3)                 -                 -                 -
----------------------------------------------------------------------------------------------------------------------
                                                          (281)             (130)              (82)              (32)
----------------------------------------------------------------------------------------------------------------------
Taxation                                                     11                20                 5              (13)
----------------------------------------------------------------------------------------------------------------------
Capital expenditure and financial investment

Purchase of tangible fixed assets                         (397)             (186)             (128)              (59)

Purchase of fixed asset investments                        (37)              (28)                 -                 -

(New)/Repayment of loans to associated undertakings        (15)                14                 4                 7

Sale of fixed asset investments                              10                11                 -                 -

Sale of tangible fixed assets                                19                30                 9                 7

Net receipts from disposals                                 255                 -                 -                 -
----------------------------------------------------------------------------------------------------------------------
                                                          (165)             (159)             (115)              (45)
----------------------------------------------------------------------------------------------------------------------
Acquisitions and disposals

Purchase of associated undertakings                         (9)              (39)               (6)              (34)

Disposal of associated undertakings                         274                 -                19                 -

Receipt of option fee for Indonesian assets                  14                 -                14                 -

Receipt from sale of subsidiary undertakings                 80                 -                 -                 -

Net cash disposed with subsidiary undertakings             (31)                 -                 -                 -
----------------------------------------------------------------------------------------------------------------------
                                                            328              (39)                27              (34)
----------------------------------------------------------------------------------------------------------------------
Equity dividends paid                                     (286)             (156)              (60)                 -
----------------------------------------------------------------------------------------------------------------------
Net cash inflow/(outflow) before use of liquid
resources                                                   180                93              (56)               (8)
----------------------------------------------------------------------------------------------------------------------
Management of liquid resources

Cash withdrawn from short-term deposits                     445               282                32                54
----------------------------------------------------------------------------------------------------------------------
Financing

Issue of ordinary share capital                              11                 6                 7                 1

Debt due within one year:

     Movement in US Dollar term facility                (1,090)                 -                79                 -

     Movement in Sterling term facility                   (510)                 -                25                 -

     Issue/(Redemption) of commercial paper                 821                 -             (134)                 -

     Repayment of medium-term US Dollar notes 2001        (105)                 -                 -                 -

     Other movement in short-term loans                       1              (55)                13               (5)

Debt due beyond one year:

     Movement in Sterling term facility                       -             (300)                 -                 -

     Increase in capital element of finance leases           88                 -                23                 -

     Termination of cross-currency swaps                     55                 -                 -                 -

     Movement in Sterling equivalent long-term loans         31                 -                22                 -
----------------------------------------------------------------------------------------------------------------------
                                                          (698)             (349)                35               (4)
----------------------------------------------------------------------------------------------------------------------
(Decrease)/Increase in cash in the period                  (73)                26                11                42
                                                 ---------------    --------------    --------------     -------------

Notes

     These quarterly accounts have been prepared on the basis of accounting policies consistent with those set out in Powergen's Annual Report for the year ended 31 December 2000. The quarterly accounts are unaudited. The financial information shown for the year ended 31 December 2000 does not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985 and has been extracted from the full accounts for the year ended 31 December 2000 filed with the Registrar of Companies. The report of the auditors on those accounts was unqualified and did not contain a statement under either Section 237(2) or Section 237(3) of the Companies Act.

     The relevant exchange rates applied in the preparation of these interim accounts were US$ 1.4697/(pound) (closing rate at 30 September 2001), US$ 1.4938/(pound) (closing rate at 31 December 2000), US$ 1.4394/(pound) (average rate for the three-month period to 30 September 2001), US$ 1.4223/(pound) (average rate for the three-month period to 30 June 2001) and US$ 1.4582/(pound) (average rate for the three-month period to 31 March 2001).

1    Turnover

Turnover is analysed as follows:

                                                          Nine months ended                   Three months ended
                                             -------------------------------       ------------------------------
                                                30 September      1 October         30 September       1 October
                                                        2001           2000                 2001            2000
                                                    (pound)m       (pound)m             (pound)m        (pound)m
-----------------------------------------------------------------------------------------------------------------

UK Operations

Electricity and gas - wholesale and trading            1,363          1,346                  380             434

Electricity - distribution                               218            232                   68              71

Electricity and gas - retail                           1,256          1,235                  333             347

Cogeneration and renewables                               96             80                   30              30

Internal charges from distribution to retail           (119)          (144)                 (42)            (61)

-----------------------------------------------------------------------------------------------------------------

US Operations                                          2,814          2,749                  769             821

Regulated                                                955              -                  301               -

Non-regulated                                            318              -                  125               -
-----------------------------------------------------------------------------------------------------------------

                                                       1,273              -                  426               -

International Operations                                 143            165                   41              43
-----------------------------------------------------------------------------------------------------------------

                                                       4,230          2,914                1,236             864
                                             ----------------    -----------       --------------    ------------

2    Exceptional items

Exceptional items comprise:
                                                           Nine months ended                    Three months ended
                                              -------------------------------      --------------------------------
                                                 30 September      1 October         30 September        1 October
                                                         2001           2000                 2001             2000
                                                     (pound)m       (pound)m             (pound)m         (pound)m
-------------------------------------------------------------------------------------------------------------------

Charged against operating profit                        (201)              -                  (7)                -

Charged against interest costs                              -           (33)                    -              (9)

Profits less losses on disposal of fixed
assets and investments                                     79              -                   11                -

Profits less losses on disposal of businesses              31              -                    -                -

-------------------------------------------------------------------------------------------------------------------

                                                         (91)           (33)                    4              (9)
                                              ----------------    -----------      ---------------    -------------


Charged against operating profit

The Group has undertaken a detailed review of its US Operations and established a business reorganisation and restructuring programme. (pound)174 million has been charged in the nine months ended 30 September 2001 in respect of that programme, which primarily comprises committed severance and related payments to approximately 1,200 employees. (pound)3 million was charged in the three months ended 30 September 2001. A tax credit of (pound)48 million arises in respect of this programme.

On 9 April 2001, E.ON announced a pre-conditional cash offer for the whole of the issued share capital of Powergen plc. Powergen expects this acquisition of its shares to be completed and accordingly has provided for the anticipated total cost of advisors' and other fees associated with the successful completion of the transaction, of (pound)27 million, in these accounts. (pound)4 million was charged in the three months ended 30 September 2001. No tax credit arises on these costs.

Charged against interest costs

During the nine months ended 1 October 2000, Powergen incurred arrangement and commitment fees totalling (pound)20 million (of which (pound)9 million was incurred in the three months ended 1 October 2000) in respect of the $4,000 million term and revolving credit facility put in place on 27 February 2000 to finance the acquisition of LG&E Energy Corp. (LG&E) which completed on 11 December 2000. Powergen also entered into an interest rate swaption arrangement to cap the interest payable under the facility. The premium paid for this swap of (pound)13 million was also charged as an exceptional cost, leading to a total exceptional interest charge of (pound)33 million. This amount is included within the figure of (pound)135 million for total Group interest payable shown on the face of the profit and loss account. A tax credit of (pound)10 million arose as a result of these transactions.

Profits less losses on disposal of fixed assets and investments

UK Operations

On 8 March 2001, Powergen's UK Operations completed the sale of Rye House power station and transfer of its associated gas contract to Scottish Power UK plc, for (pound)217 million in cash. Net assets disposed of, together with disposal and other related costs, totalled (pound)178 million giving rise to an exceptional profit of (pound)39 million. A tax charge of (pound)1 million arises on this disposal.

US Operations

In November 2000, LG&E entered into an option transaction with Dominion Virginia Power (Dominion) to sell its 50 per cent stake in three 63MW coal-fired cogeneration power projects in Virginia. During March 2001 Dominion exercised its call option on this plant, and on 23 March 2001 the sale was completed for proceeds of (pound)26 million in cash. Net assets disposed of, together with disposal costs totalled (pound)26 million, giving rise to a (pound)nil profit on disposal. No tax charge arises on this transaction. LG&E Power Services Inc., a wholly owned subsidiary of LG&E will provide certain O&M services under a separate contract with Dominion.

International Operations

On 27 February 2001, Powergen completed the sale of its Australian interests to a joint venture company that is 80 per cent owned by CLP Power International
(CLP) and 20 per cent owned by Powergen. This gave the joint venture a 92 per cent stake in the holding company for Yallourn power station. Powergen therefore retains an effective stake of 18.4 per cent in Yallourn. Sale proceeds totalled (pound)69 million in cash. Net assets disposed of, together with disposal and related hedging and swap costs totalled (pound)70 million, giving rise to an exceptional loss on disposal of (pound)1 million. A (pound)1 million tax charge arises on this disposal.

On 27 April 2001, Powergen completed the sale of its German assets to NRG Energy, Inc. Sale proceeds totalled (pound)50 million in cash. Net assets disposed of, together with related disposal costs, totalled (pound)56 million, giving rise to an exceptional loss on disposal charged against profits in the three months ended 30 June 2001 of (pound)6 million. At 31 March 2001, the value of the German assets had already been reduced by (pound)56 million to reflect the value implicit in the sale of these assets giving rise to a total loss in the nine months ended 30 September 2001 of (pound)62 million. No tax charge arises on this disposal.

On 11 May 2001, Powergen completed the sale of its Portuguese assets to RWE Power for (pound)131 million in cash. Net assets disposed of, together with related disposal costs totalled (pound)27 million. After writing back (pound)12 million of goodwill previously charged directly against reserves, this transaction resulted in an exceptional profit on disposal of (pound)92 million. No tax charge arises on this disposal.

On 7 August 2001, CLP acquired an option for first refusal from Powergen to purchase Powergen's Indonesian assets, PT Jawa Power, at a future date. Powergen received (pound)14 million in cash for this option. After charging (pound)3 million of associated costs, this transaction resulted in an exceptional profit of (pound)11 million. A (pound)4 million tax charge arises on this item.

Profits less losses on disposal of businesses

UK Operations

On 20 February 2001, Powergen completed the sale of its East Midlands Electricity metering business to Siemens Metering Limited for (pound)40 million in cash. Net assets disposed of, together with disposal costs and unamortised goodwill totalled (pound)25 million leading to an exceptional profit on disposal of (pound)15 million. A tax charge of (pound)5 million arises on this disposal. The sale did not include non half-hourly meters.

International Operations

On 29 June 2001, Powergen completed the sale of its Hungarian assets to NRG Energy, Inc. Sale proceeds totalled (pound)80 million in cash. Net assets disposed of, together with related disposal costs, totalled (pound)59 million, giving rise to an exceptional profit on disposal of (pound)21 million. No tax charge arises on this disposal.

During the nine months ended 30 September 2001, Powergen incurred (pound)5 million of costs in connection with the disposal of its International business, including office closure costs. Tax credits totalling (pound)1 million arise on these costs.

3    Profit on ordinary activities before taxation

                                                                  Nine months ended              Three months ended
                                                       -----------------------------    ----------------------------
                                                         30 September     1 October      30 September     1 October
                                                                 2001          2000              2001          2000
                                                             (pound)m      (pound)m          (pound)m      (pound)m
--------------------------------------------------------------------------------------------------------------------
UK Operations

Electricity and gas - wholesale and trading                       110           243                11            26

Electricity - distribution                                         90            88                24            28

Electricity and gas - retail                                       58            50                28            28

Cogeneration and renewables                                        21            11                 7             7

Lease and other income and charges                                 50           102                 1            32
--------------------------------------------------------------------------------------------------------------------
                                                                  329           494                71           121
--------------------------------------------------------------------------------------------------------------------
US Operations

Regulated                                                         234             -                77             -

Non-regulated                                                      55             -                32             -
--------------------------------------------------------------------------------------------------------------------
                                                                  289             -               109             -
--------------------------------------------------------------------------------------------------------------------

International Operations                                           94            82                22            26

Corporate costs                                                  (12)          (39)                 -           (5)
--------------------------------------------------------------------------------------------------------------------
                                                                  700           537               202           142
Net interest payable:

         Group                                                  (274)         (102)              (85)          (34)

         Associates and joint ventures                           (51)          (37)               (8)          (10)
--------------------------------------------------------------------------------------------------------------------
Profit before goodwill amortisation and exceptional items         375           398               109            98

Goodwill amortisation                                           (106)          (53)              (35)          (18)

Exceptional items (note 2)                                       (91)          (33)                 4           (9)
--------------------------------------------------------------------------------------------------------------------
                                                                  178           312                78            71
                                                       ---------------    ----------    --------------    ----------

Operating profit for International Operations for the nine months ended 30 September 2001 includes (pound)32 million of income from the German, Portuguese and Hungarian assets which were disposed of during the period.

Goodwill amortisation can be analysed as follows:

                                                                  Nine months ended              Three months ended
                                                       -----------------------------    ----------------------------
                                                         30 September     1 October      30 September     1 October
                                                                 2001          2000              2001          2000
                                                             (pound)m      (pound)m          (pound)m      (pound)m
--------------------------------------------------------------------------------------------------------------------
UK Operations                                                      50            51                17            17

US Operations                                                      56             -                18             -

International Operations                                            -             2                 -             1
--------------------------------------------------------------------------------------------------------------------
                                                                  106            53                35            18
                                                       ---------------    ----------    --------------    ----------

The net assets of the Group are analysed as follows:


                                                                           At             At               At
                                                                 30 September      1 October      31 December
                                                                         2001           2000             2000
                                                                     (pound)m       (pound)m         (pound)m
--------------------------------------------------------------------------------------------------------------

UK Operations                                                           2,907          3,203            3,007

US Operations                                                           2,856              -            2,799

International Operations                                                  397            751              571

Unallocated net liabilities                                           (3,828)        (1,767)          (4,091)
--------------------------------------------------------------------------------------------------------------

                                                                        2,332          2,187            2,286
                                                                --------------    -----------     ------------

Powergen has previously announced asset disposals in India that have not completed by 30 September 2001. These disposals include net assets of International Operations of (pound)228 million.

4    Dividends

The third interim dividend for the quarter ended 30 September 2001, of 9.2 pence per ordinary share, is payable on 14 December to shareholders on the register on 9 November 2001. This dividend, together with the interim dividends already paid for the quarters ended 31 March 2001 and 30 June 2001, each of 9.2 pence per ordinary share, represents a total dividend of 27.6 pence per ordinary share for the first nine months of the financial year. This is the first year that Powergen has declared and paid dividends on a quarterly basis. Three quarter's of last year's total dividends for the year ended 31 December 2000 would have equated to 27.1 pence per ordinary share.

5     Earnings per ordinary share

Earnings per ordinary share has been calculated by dividing the profit attributable to shareholders for the nine months of (pound)172 million (nine months ended 1 October 2000 (pound)252 million) and the three months ended 30 September 2001 of (pound)60 million (three months ended 1 October 2000 (pound)57 million), by 652,332,413 ordinary shares (nine months ended 1 October 2000 by 650,849,507 ordinary shares) and by 652,965,415 ordinary shares (three months ended 1 October 2000 by 651,261,532 ordinary shares) respectively, being the weighted average number of ordinary shares in issue during each respective period.

Earnings per ordinary share before goodwill amortisation and exceptional items, based on the same number of weighted average ordinary shares, is calculated as follows:

                                                             Nine months ended               Three months ended
                                                -------------------------------     ----------------------------
                                                          30                 1                30              1
                                                   September           October         September        October
                                                        2001              2000              2001           2000
                                                    (pound)m          (pound)m          (pound)m       (pound)m
----------------------------------------------------------------------------------------------------------------
Profit attributable to shareholders                      172               252                60             57

Goodwill amortisation                                    106                53                35             18

Exceptional items (net of tax)                            53                23                 -              6
----------------------------------------------------------------------------------------------------------------

Adjusted earnings                                        331               328                95             81
                                                -------------     -------------     -------------    -----------

Earnings per share (before goodwill
amortisation and exceptional items)                    50.7p             50.4p             14.5p          12.4p
                                                -------------     -------------     -------------    -----------

Adjusted earnings per share has been presented in addition to earnings per share calculated in accordance with Financial Reporting Standard 14 `Earnings per share' in order that more meaningful comparisons of financial performance can be made.

6    Taxation

The pre-exceptional tax charge of (pound)30 million for the nine months ended 30 September 2001 reflects the anticipated effective rate for the year ending 31 December 2001 of 8% on the profit before goodwill amortisation and exceptional items of (pound)375 million. The total tax charge of (pound)50 million for the nine months ended 1 October 2000 included a tax credit of (pound)10 million in respect of exceptional interest costs (see note 2). The pre-exceptional tax charge of (pound)60 million for the nine months was based on an effective rate on a similar basis of 15%.

7    Provisions for liabilities and charges

Movements on provisions during the nine months ended 30 September 2001 comprise:

                                    31    Charged  Amortisation  Provisions  Provisions    Exchange         30
                              December         to   of discount    utilised    disposed   movements   September
                                  2000     profit                                                          2001
                                              and
                                             loss
                                          account
                              (pound)m   (pound)m      pound)m     (pound)m    (pound)m    (pound)m    (pound)m
--------------------------------------------------------------------------------------------------------------------

US contract provisions             388          -           14         (71)           -           7         338

UK contract provisions             137          -            -         (12)           -           -         125

Liability and damage claims         60          3            -          (2)           -           -          61

Decommissioning                    146          -            3            -         (4)           4         149
--------------------------------------------------------------------------------------------------------------------

                                   731          3           17         (85)         (4)          11         673
                            ----------------------------------------------------------------------------------------

Movements on provisions during the three months ended 30 September 2001 comprise:

                                    31    Charged  Amortisation  Provisions  Provisions    Exchange         30
                                  June         to   of discount    utilised    disposed   movements   September
                                  2000     profit                                                          2001
                                              and
                                             loss
                                          account
                              (pound)m   (pound)m      pound)m     (pound)m    (pound)m    (pound)m    (pound)m
--------------------------------------------------------------------------------------------------------------------
US contract provisions             382          -            5         (32)           -        (17)         338

UK contract provisions             129          -            -          (4)           -           -         125

Liability and damage claims         61          1            -          (1)           -           -          61

Decommissioning                    151          -            1            -           -         (3)         149
--------------------------------------------------------------------------------------------------------------------

                                   723          1            6         (37)           -        (20)         673
                            ----------------------------------------------------------------------------------------

US contract provisions relate to out of the money fixed price energy marketing contracts entered into in 1996 and 1997 by LG&E. These contracts were acquired by Powergen on the purchase of LG&E. The provisions will be utilised over the period to 2008. UK contract provisions, which relate to out of the money electricity purchase contracts, were acquired on the purchase of Powergen Energy plc and will be utilised over the period to 2008, when the contracts terminate. The liability and damage claims provision includes reserves in respect of future claims for industrial related diseases and gradual pollution. Given the inherent uncertainty surrounding the timing of any potential claims, it is not possible to estimate when these amounts will crystallise. Decommissioning provisions comprise amounts set aside for the estimated costs of terminating power station grid connections, decommissioning power stations and subsequent site restoration costs at UK and US power stations which will be utilised as each power station closes.

8    Cash flow

a) Reconciliation of operating profit to net cash inflow from operating activities:

                                                           Nine months ended                    Three months ended
                                             --------------------------------    ----------------------------------
                                               30 September        1 October        30 September         1 October
                                                       2001             2000                2001              2000
                                                   (pound)m         (pound)m            (pound)m          (pound)m
-------------------------------------------------------------------------------------------------------------------

Operating Profit                                        312              436                 141               110

Depreciation                                            250              151                  82                48

Profit on sale of tangible fixed assets                 (2)             (14)                 (2)               (1)

Goodwill amortisation                                   106               53                  35                18

(Increase)/Decrease in stocks                           (9)                7                (37)              (16)

Decrease/(Increase) in debtors                          181               69                  36              (43)

(Decrease)/Increase in creditors                      (203)            (122)                (46)                25

Decrease in provisions                                 (66)             (24)                (40)              (26)
-------------------------------------------------------------------------------------------------------------------

                                                        569              556                 169               115
                                             ---------------    -------------    ----------------    --------------

b) Analysis of changes in net debt during the nine months ended 30 September 2001 comprise:

                                         30       Non-cash      Cash flow       Disposals           Exchange      31 December
                                  September        changes         change      (excluding        adjustments             2000
                                       2001                                      cash and
                                                                              overdrafts)
                                   (pound)m       (pound)m       (pound)m        (pound)m           (pound)m         (pound)m
------------------------------------------------------------------------------------------------------------------------------

Cash at bank and in hand                 74              -           (66)               -                  3              137

Overdrafts                             (10)              -            (7)               -                  -              (3)
------------------------------------------------------------------------------------------------------------------------------

                                         64              -           (73)               -                  3              134

Debt due after one year             (3,408)            303          (174)             119               (28)          (3,628)

Debt due within one year:
                                                     (330)                              -               (16)          (2,300)
    Short-term loans                (1,764)                           882

    Short-term deposits                  29              -          (445)               -                  2              472
--------------------------------------------     -----------------------------------------------------------------------------

                                    (5,079)           (27)            190             119               (39)          (5,322)
                               -------------     ----------    -----------    ------------     --------------    -------------

     Analysis of changes in net debt during the three months ended 30 September 2001 comprise:

                                         30       Non-cash      Cash flow       Disposals           Exchange
                                  September        changes         change      (excluding        adjustments          30 June
                                       2001                                      cash and                                2001
                                                                              overdrafts)
                                   (pound)m       (pound)m       (pound)m        (pound)m           (pound)m         (pound)m
------------------------------------------------------------------------------------------------------------------------------

Cash at bank and in hand                 74              -            (9)               -                (6)               89

Overdrafts                             (10)              -             20               -                  -             (30)
------------------------------------------------------------------------------------------------------------------------------

                                         64              -             11               -                (6)               59

Debt due after one year             (3,408)              8           (45)               -                103          (3,474)

Debt due within one year:
                                                      (86)                              -                 68
    Short-term loans                (1,764)                            16                                             (1,762)
                                                                                                                           62
    Short-term deposits                  29              -           (32)               -                (1)
------------------------------------------------------------------------------------------------------------------------------

                                    (5,079)           (78)           (50)               -                164          (5,115)
                               -------------     ----------    -----------    ------------     --------------    -------------

9    Summary of differences between UK and US GAAP

a)   Effect on net income of differences between UK GAAP and US GAAP

                                                               Nine months ended             Three months ended
                                                  -------------------------------    ---------------------------
                                                             30                1               30             1
                                                      September          October        September       October
                                                           2001             2000             2001          2000
                                                       (pound)m         (pound)m         (pound)m      (pound)m
----------------------------------------------------------------------------------------------------------------
  Net income under UK GAAP                                  172              252               60            57

  US GAAP adjustments:

           Pension costs                                     59               70               19            24

           Severance costs                                  (1)              (6)                -             -

           Capitalised interest, net of
             related  depreciation                          (6)                8                2             2

           Software costs                                     3                -                4             -

           Regulatory assets and liabilities                (4)                -              (1)             -

           US related costs                                   1                -              (1)             -

           Goodwill amortisation                           (10)              (3)              (6)           (1)

           Share option scheme *                            (1)              (2)              (1)             -

           Deferred income                                 (28)             (28)                -             -

           Decommissioning costs                              -              (1)                -             -

           Derivative instruments and hedging
             activities                                      23                -             (18)             -

           Taxation effects on the foregoing
              adjustments                                  (21)             (19)                1           (8)

           Deferred taxation                               (18)             (22)              (4)             2
----------------------------------------------------------------------------------------------------------------
  Net income under US GAAP before cumulative
  effect of change in accounting for                        169              249               55            76
  derivatives and hedging activities
                                                                     ------------    -------------    ----------

  Cumulative effect of change in accounting for
  derivatives and hedging activities, net of               (17)
  taxation benefit of(pound)5m
                                                  --------------

  Net income under US GAAP                                  152
                                                  --------------

* the movement on this adjustment is posted to reserves



Earnings per share before cumulative effect of             Pence            Pence            Pence          Pence
                                                           -----            -----            -----          -----
change in accounting for derivatives and hedging
activities
     Basic earnings per share under
     US GAAP                                                25.9             38.3              8.4           11.7
                                                   --------------     ------------    -------------     ----------
     Diluted earnings per share
     under US GAAP                                          25.6             38.1              8.3           11.5
                                                   --------------     ------------    -------------     ----------

b)   Effect on equity shareholders' funds of differences between UK GAAP and US
     GAAP

                                                                         At                   At                   At
                                                               30 September            1 October          31 December
                                                                       2001                 2000                 2000
                                                                   (pound)m             (pound)m             (pound)m
----------------------------------------------------------------------------------------------------------------------
  Equity shareholders' funds under UK GAAP                            2,126                2,112                2,086

  US GAAP adjustments:

           Pension costs                                                310                  246                  252

           Severance costs                                                -                    2                    1

           Capitalised interest, net of related depreciation             87                   90                   93

           Start-up costs                                                 3                    -                    3

           Software costs                                                22                    -                   19

           Regulatory assets and liabilities                             23                    -                   27

           Overhaul costs                                              (20)                    -                 (20)

           US acquisition related costs                                  14                    -                   13

           Goodwill                                                     340                   90                  364

           Investment *                                                   -                    2                    3

           Dividends                                                     60                    -                  166

           Deferred income                                              210                  280                  238

           Decommissioning costs                                       (38)                  (3)                 (37)

           Derivative instruments and hedging activities                (3)                    -                    -

           Taxation effects on the foregoing adjustments               (85)                (104)                 (83)

           Deferred taxation                                          (651)                (366)                (617)
----------------------------------------------------------------------------------------------------------------------
  Equity shareholders' funds under US GAAP                            2,398                2,349                2,508
                                                         -------------------     ----------------     ----------------


* the movement on this adjustment is posted to reserves